Exhibit 99.1
[

News Release

Cenveo Provides Second Quarter Update

STAMFORD, CT – (July 7, 2008) – Robert G. Burton, Chairman and Chief Executive Officer of Cenveo, Inc. (NYSE: CVO), today gave shareholders the following update:

“As we close the second quarter, I am pleased with the Company’s performance and results despite a challenging economic environment. We executed our game plan by focusing on reducing costs, winning share in the marketplace, and delivering for our customers. By successfully implementing these action items, I remain comfortable with the previously communicated guidance of $64 million of adjusted EBITDA for the second quarter, which represents a 15% increase from the same period last year. We continue to focus on deploying the free cash flow we generate to pay down debt and invest in our business. As we were able to in the first quarter of this year, we paid down our debt balance in the second quarter despite closing the Rex acquisition and paying our largest quarterly cash interest payments.

We have recently strengthened our already strong senior management team. Dean Cherry, who has worked with me for more than 20 years, adds depth and experience to our envelope, commercial print and packaging operations. These players are all industry veterans, all of whom have worked with me at prior industry related companies. As we look towards the back half of the year, I remain optimistic on the Company’s prospects and financial goals despite the economic headwinds we continue to face. We expect to continue to execute on our game plan of controlling costs and growing our business organically and selectively through strategic additions. I look forward to sharing with our shareholders all of the Company’s recent positive successes in more detail on our conference call on August 7th.”

In addition to results presented in accordance with generally accepted accounting principles in the U.S.  (“GAAP”), included in this release is the Non-GAAP financial measure Adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding restructuring, impairment and other charges, integration, acquisition and other charges, loss on early extinguishment of debt, stock-based compensation expense, and income (loss) from discontinued operations, net of taxes and should be read in conjunction with GAAP financial measures.   This Non-GAAP financial measure is not presented as an alternative to cash flow from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance.  The Non-GAAP financial measure as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.

###

Cenveo, headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related product offerings.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop solutions from design through fulfillment.  With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.
___________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) the availability of the Internet and other electronic media affecting demand for our products; (11) our labor relations; (12) compliance with environmental rules and regulations; (13) dependence on key management personnel; and (14) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.